Exhibit 27(d)(24)

Voya Retirement Insurance and Annuity Company

ENDORSEMENT

This Endorsement is made a part of the Contract and, if applicable, the Certificate to which it is attached. Where used in this Endorsement, the term Contract shall mean Certificate when this Endorsement is attached to a Certificate.

The purpose of this Endorsement is to amend the Contract to reflect amendments to the Internal Revenue Code of 1986, as may be amended from time to time (the “Code”), made pursuant to the Setting Every Community Up for Retirement Enhancement Act of 2019 (“the SECURE Act”) and the SECURE 2.0 Act of 2022 (“SECURE 2.0”). [This Endorsement replaces the SECURE Act Endorsement, form E-DCSECURE-20.]

The following provisions amend the terms of the Contract, and the provisions of this Endorsement supersede any conflicting provisions in the Contract or in any prior endorsements. All other provisions of the Contract shall remain in full force.

A.	Modification to the Required Minimum Distribution Rules

References to the participant reaching age 70 1/2 in conjunction with the date on which required minimum distributions must begin are hereby removed and replaced with the following:

Required minimum distributions are governed and administered consistent with section 401(a)(9) of the Code and regulations thereunder.

B.	Required Minimum Distribution Rules for Payments to Beneficiaries

References to the participant reaching age 70 1/2 in conjunction with the date on which required minimum distributions must begin and descriptions of beneficiary payment terms are hereby removed and replaced with the following:

Required minimum distribution payments to beneficiaries of qualified retirement plan participants are governed and administered consistent with section 401(a)(9) of the Code and regulations thereunder.

C.	Withdrawals for Birth or Adoption of a Child

If a plan permits, any references to qualified distributions or withdrawals are updated to include the following:

Withdrawals of up to $5,000 (which may be amended by the Code from time to time) per birth or adoption of a child from eligible defined contribution plans are allowed as a qualified birth or adoption distribution subject to applicable tax, withholding and reporting rules.

D.	Financial Hardship Withdrawals from 403(b) Plans

If the Contract was issued in conjunction with a Code section 403(b) plan, references to financial hardship withdrawals are updated with the following:

For plan years beginning after December 31, 2023, a financial hardship distribution from a section 403(b) plan will be administered consistent with the Plan and Code section 403(b) and related regulations.

E.	Other Benefit Payments

If the Contract permits for the waiver of surrender charges and withdrawal limits for participant benefit payments, such permitted waiver of surrender charges and withdrawal limits will be applied to all participant benefit payments allowed by the Plan and Code. However, a request for a direct trustee-to-trustee transfer from the Plan to a defined benefit governmental plan for the purpose of purchasing service credit under that defined benefit governmental plan will be treated as a Benefit Payment only if we expressly agree in writing.

E-DCSECURE-23	1	SECURE2 - Defined Contribution

F.	Lifetime Distribution Options

If permitted by a plan, any references to lifetime distribution options are updated to include the following:

For plan years beginning after December 31, 2019, participants in defined contribution plans, section 403(b) plans, or governmental section 457(b) plans with a lifetime income investment option may take a distribution of the lifetime income investment, without regard to any of the Code’s withdrawal restrictions, if the lifetime income investment is no longer authorized to be held under the plan. The distribution must be a direct trustee-to-trustee transfer of the investment in the form of a qualified plan distribution annuity to another employer-sponsored retirement plan or Individual Retirement Account.

G.	Loans

If a plan permits loans, any references to loans are updated to include the following:

Loans are governed and administered consistent with the plan and section 72(p) of the Code and regulations thereunder, as may be amended from time to time.

H.	Conformity with Law and Plan

The Contract is updated to include the following:

The Contract will be subject to and interpreted in conformity with the provisions, terms, and conditions of the plan document of which this Contract is a part, if any, as well as any administrative procedures and with:

1.	The Code and regulations thereunder as may be amended from time to time; and

2.	Other applicable law (including, without limitation, the Employee Retirement Income Security Act of 1974, as amended) as determined by the plan administrator or other designated plan fiduciary or, if none, you.

This Endorsement is effective the earlier of the applicable effective date specified in SECURE 2.0 or the effective date of the Contract.

[
President] Voya Retirement Insurance and Annuity Company

E-DCSECURE-23	2	SECURE2 - Defined Contribution